EXHIBIT 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	September 22, 2022	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	William Casey McManemin	(214) 559-0300

Dorchester Minerals, L.P. Announces Transitions and New Appointment

DALLAS, TEXAS – William Casey McManemin, the Chief Executive Officer of Dorchester Minerals, L.P. (the “Company”), has announced he will step down from his position as Chief Executive Officer of the Company, effective as of October 1, 2022, with a view to facilitating an orderly plan of succession among the Company’s senior management. In connection with Mr. McManemin’s transition, the Company has appointed Bradley J. Ehrman to serve as its Chief Executive Officer, effective as of October 1, 2022. Mr. Ehrman, age 45, served as the Company’s Engineering Manager from 2004 to 2011 when he was named Vice President of Operations. Mr. Ehrman then served as Vice President of Operations from 2011 to 2015 when he was named Chief Operating Officer. Mr. Ehrman graduated with distinction with a Bachelor of Science in Petroleum Engineering from the University of Alberta and received his MBA from the Jones Graduate School of Management at Rice University. Mr. McManemin will continue to support the Company’s key hires, M&A program and employee culture and engagement and will continue to serve as a member and Chairman of the Company’s Board of Managers.

Mr. McManemin has led the Company as its Chief Executive Officer since its formation in 2001. During his tenure as Chief Executive Officer, the Company has enjoyed tremendous success. Through Mr. McManemin’s strong and focused leadership, the Company saw consistent and significant growth across the Company’s business. Due to the efforts of Mr. McManemin and his colleagues, this growth continued despite the Company having to periodically operate through some extremely volatile economic periods. These efforts have positioned the Company to continue executing its strategic plan to create long-term value for its unitholders.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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